EXHIBIT 8(d)(ii)
AMENDMENT TO AGREEMENT
THIS AMENDMENT made as of the 8th day of February, 2001 to amend portions of the Fund Participation Agreement entered into by IL Annuity and Insurance Company (the “Company”) and So Gen Variable Funds, Inc. (the “Fund”), and Societe Generale Securities Corporation (the “Underwriter”) dated the September 1, 1997.
1.	The Schedule A of the Participation Agreement is amended as follows:

The Contracts to be Issued by the Company

VCA — 97 VSTAR-01
IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment to Agreement of the date and year first above written.

IL ANNUITY AND INSURANCE COMPANY By its authorized officer:
By:	/s/ Daniel J. LaBonte
Title: Sales Officer
Date: 2-8-01

SOGEN VARIABLE FUNDS, INC, By its authorized officer:
By:	/s/ Robert Bruno
Title: Senior Vice President
Date: 1-31-01

ARNHOLD AND S. BLEICHROEDER INC. By its authorized officer:
By:	/s/ Robert Bruno
Title: Senior Vice President
Date: 1-31-01

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